(d)(3)

INVESTMENT SUBADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

T. ROWE PRICE ASSOCIATES, INC.

INVESTMENT SUBADVISORY AGREEMENT, effective as of November 18, 2014, between Directed Services LLC, (the “Adviser”), a Delaware limited liability company (by virtue of a substitution effective as of January 1, 2007, assumed all duties and obligations of former contracting party Aetna Life Insurance and Annuity Company), and T. Rowe Price Associates, Inc. (the “Sub-Adviser”), a corporation organized and existing under the laws of the State of Maryland.

WHEREAS, the Adviser has entered into an Investment Advisory Agreement, effective as of November 18, 2014 (the “Advisory Agreement”) with Voya Partners, Inc. (the “Company”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940 (“1940 Act”); and

WHEREAS, the Company is and will continue to be a series fund having two or more investment portfolios, each with its own assets, investment objectives, policies and restrictions; and

WHEREAS, the Company shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (the “Policies”) under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies; and

WHEREAS, the Subadviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”); and

WHEREAS, pursuant to authority granted to the Adviser in the Investment Management Agreement, the Adviser wishes to retain the Subadviser to furnish investment advisory services to one or more of the series of the Company, and the Subadviser is willing to furnish such services to the Company and the Adviser.

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.                                      Appointment.  The Adviser hereby appoints the Subadviser to act as the investment sub-adviser to the series of the Company set forth on Appendix A hereto (each, a “Portfolio”) for the periods and on the terms set forth in this Agreement.  The Subadviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

In the event the Company designates one or more series (other than the Portfolio) with respect to which the Adviser wishes to retain the Subadviser to render investment advisory services hereunder, it shall notify the Subadviser in writing.  If the Subadviser is willing to render such services, it shall notify the Adviser in writing, whereupon such series shall become a Portfolio hereunder, and be subject to this Agreement.

2.                                      Duties of the Subadviser

A.                                    Investment Subadvisory Services.  Subject to the supervision of the Company’s Board of Directors (“Board”) and the Adviser, the Subadviser shall act as the investment Subadviser and shall supervise and direct the investments of the Portfolio in accordance with the portfolio’s investment objective, policies, and restrictions as provided in the Company’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and such other limitations as the Company may impose by notice in writing to the Subadviser.  The Subadviser shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and individual securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Portfolio in a manner consistent with the Portfolio’s investment objective, policies, and restrictions, and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended (“Code”).  To implement its duties, the Subadviser is hereby authorized to:

(i)                                     buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets on behalf of the Portfolio; and

(ii)                                  directly or through the trading desks of T. Rowe Price Associates, Inc. place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Subadviser may select.

(iii) With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements, and options on futures contracts (“futures”), which are permitted to be made by the Subadviser in accordance with this Agreement and the investment objectives and strategies of the Series, as outlined in the Registration Statement for the Portfolio, the Adviser hereby authorizes and directs the Subadviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent, on behalf of each Series, brokerage agreements and other documents to establish, operate and conduct all brokerage, collateral or other trading accounts, and executing as agent, on behalf of each Series, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations, provided that the Subadviser may only trade swaps and derivatives under ISDA Master Agreements which are substantially similar to those reviewed and approved by the Adviser.  The Subadviser also is hereby authorized to instruct the Portfolio custodian with respect to any collateral management activities in connection with any derivatives transactions.  The Adviser acknowledges and understands that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the Subadviser for such investment purposes.

B.                                    Subadviser Undertakings.  In all matters relating to the performance of this Agreement, the Subadviser shall act in conformity with the Company’s Articles of Incorporation, By-Laws, and current Prospectus and with the written instructions and directions of the Board and the Adviser.  The Subadviser hereby agrees to:

(i)                                     regularly (but no less frequently than quarterly) report to the Board and the Adviser with respect to the implementation of the investment program and, in addition, provide such statistical information and special reports concerning the Portfolio and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Portfolio, as may reasonably be requested by the Board or the Adviser and agreed to by the Subadviser, including attendance at Board meetings, as reasonably requested, to present such information and reports to the Board;

(ii)                                  consult with the Company’s pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may be deemed illiquid for purposes of the 1940 Act and for which market quotations are not readily available;

(iii)                               establish appropriate personal contacts with the Adviser and the Company’s Administrator in order to provide the Adviser and Administrator with information as reasonably requested by the Adviser or Administrator; and

(iv)                              execute account documentation, agreements, contracts and other documents as the Adviser shall be requested by brokers, dealers, counterparties and other persons to execute in connection with its management of the assets of the Portfolio, provided that the Subadviser receives the express agreement and consent of the Adviser and/or the Board to execute such documentation, agreements, contracts and other documents.  In such respect, and only for this limited purpose, the Subadviser shall act as the Adviser and/or the Portfolio’s agent and attorney-in-fact.

C.                                    The Subadviser, at its expense, will furnish: (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii)

administrative facilities, including bookkeeping, clerical personnel and equipment required for it to faithfully and fully perform its duties and obligations under this Agreement.

D.                                    The Subadviser will select brokers and dealers to effect all Portfolio transactions subject to the conditions set forth herein.  The Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable.  The Subadviser is directed at all times to seek to execute brokerage transactions for the Portfolio in accordance with such policies or practices as may be established by the Board and the Adviser and described in the current Prospectus as amended from time to time.  In placing orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or its nominees, the Subadviser shall use its best efforts to obtain for the Portfolio the best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

Subject to the appropriate policies and procedures approved by the Adviser and the Board, the Subadviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Subadviser, an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Subadviser’s overall responsibilities to the Portfolio or its other advisory clients.   To the extent authorized by said Section 28(e) and the Adviser and the Board, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.   The Subadviser will consult with the Adviser to the end that portfolio transactions on behalf of a Portfolio are directed to broker-dealers that participate in commission recapture programs benefiting the Portfolio, provided that neither the Subadviser nor the Adviser will direct brokerage in recognition of the sale of Portfolio shares.

E.                                    On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, and subject to the Adviser’s initial approval of the Subadviser’s procedures, may, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

F.                                     With respect to the provision of services by the Subadviser hereunder, the Subadviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules under both statutes.

G.                                   The Subadviser and the Adviser acknowledge that the Subadviser is not the compliance agent for the Portfolio, and does not have access to all of the Company’s books and records necessary to perform certain compliance testing.  However, to the extent that the Subadviser has agreed to perform the services specified in Section 2A, the Subadviser shall perform compliance testing with respect to the Portfolio based upon information in its possession and upon information and written instructions received from the Adviser or the Administrator.  The Adviser or Administrator shall promptly provide the Subadviser with copies of the Company’s current Prospectus, Articles of Incorporation and By-Laws and any written policies or procedures adopted by the Board applicable to the Portfolio and any amendments or revisions thereto.

H.                                   Unless the Adviser gives the Subadviser written instructions to the contrary, the Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Portfolio’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio may be invested.  The Adviser shall furnish the Subadviser with any further documents, materials or information that the Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

I.                                        Subadviser hereby authorizes Adviser to use Subadviser’s name and any applicable trademarks in the Company’s Prospectus, as well as in any advertisement or sales literature used by the Adviser or its agents to promote the Company and/or to provide information to shareholders of the Portfolio in accordance with the terms of the License Agreement entered into between the parties hereto dated October 28, 1997.

Subadviser will provide reasonable marketing support to Adviser in connection with the promotion of the Portfolio.

3.                                      Compensation of Subadviser.   For the services provided to each Series, the Adviser will pay the Subadviser an annual fee equal to the amount specified for such Series in Appendix A hereto, payable monthly in arrears.  The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties.  In accordance with the provisions of the Investment Management Agreement, the Adviser is solely responsible for the payment of fees to the Subadviser, and the Subadviser agrees to seek payment of its fees solely from the Adviser.

4.                                      Liability of Subadviser.  Neither the Subadviser nor any of its directors, officers, employees or agents shall be liable to the Adviser, the Company, or the Company’s shareholders for any loss or expense suffered by the Adviser, the Company, or the Company’s shareholders resulting from its acts or omissions as Subadviser to the Portfolio, except for losses or expenses to the Adviser, the Company, or the Company’s shareholders resulting from willful misconduct, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Subadviser’s duties under this Agreement.  Neither the Subadviser nor any of its agents shall be liable to the Adviser, the Company, or the Company’s shareholders for any loss or expense suffered as a consequence of any action or inaction of other service providers to the Company in failing to observe the instructions of the Adviser, provided such action or inaction of such other service providers to the Company is not a result of the willful misconduct, bad faith or gross negligence in the performance of, or from reckless disregard of, the duties of the Subadviser under this Agreement.

5.                                      Non-Exclusivity.  The services of the Subadviser to the Portfolios and the Company are not to be deemed to be exclusive, and the Subadviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided however, that the Subadviser may not consult with any other sub-adviser of the Company concerning transactions in securities or other assets for any investment portfolio of the Company, including the Portfolios, except that such consultations are permitted between the current and successor sub-advisers of a portfolio in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the Investment Company Act of 1940, as amended.  It is understood and agreed that the directors, officers, and employees of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

6.                                      Adviser Oversight and Cooperation with Regulators.  The Subadviser shall cooperate in providing records, reports and other materials relating to the Company that are in its possession, at the request of the Adviser, and in response to inquiries by regulatory and administrative bodies having proper jurisdiction over the Company, in connection with the services provided pursuant to this Agreement; provided, however, that this agreement to cooperate does not apply to the provision of information, reports and other materials which the Subadviser reasonably believes the regulatory or administrative body does not have the authority to request or which is privileged or confidential information of the Subadviser.

7.                                      Records.  The records relating to the services provided under this Agreement required to be established and maintained by an investment adviser under applicable law or those required by the Adviser or the Board of Directors for the Subadviser to prepare and provide shall be the property of the Company and shall be under its control; however, the Company shall permit the Subadviser to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties.  In the event of the termination of this Agreement, such records shall promptly be returned to the Company by the Subadviser free from any claim or retention of rights therein.  The Subadviser shall keep confidential any information concerning the Adviser or any Subadviser’s duties hereunder and shall disclose such information only if the Company has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.

8.                                      Duration of Agreement.  With respect to each Series identified as a Portfolio on Appendix A hereto as in effect on the date of this Agreement unless earlier terminated with respect to any Portfolio this Agreement shall continue in full force and effect for two years from the effective date of this Agreement.  Thereafter, unless earlier terminated with respect to a Portfolio, the Agreement shall continue in full force and effect with respect to each such Portfolio for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Company, or (ii) the vote of a majority of the outstanding voting shares of the Portfolio (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Portfolio that was added to Appendix A hereto as a Portfolio after the date of this Amendment, the Agreement shall become effective on the later of (i) the date Appendix A is amended to reflect the addition of such Portfolio as a Portfolio under the Agreement or (ii) the date upon which the shares of the Portfolio are first sold to the public, subject to the condition that the Company’s Board of Directors, including a majority of those Directors who are not interested persons (as such term is defined in the 1940 Act) of the Adviser, and the shareholders of such Portfolio, shall have approved this Agreement.  Unless terminated earlier as provided herein with respect to any such Portfolio, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Portfolio.  Thereafter, unless earlier terminated with respect to a Portfolio, the Agreement shall continue in full force and effect with respect to each such Portfolio for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Company, or (ii) vote of a majority of the outstanding voting shares of such Portfolio (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

9.                                      Representations of Subadviser.  The Subadviser represents, warrants, and agrees as follows:

A.                                    The Subadviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will use its best efforts to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.                                    The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Company with a copy of such code of ethics, together with evidence of its adoption.

C.                                    The Subadviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Adviser.

10.                               Provision of Certain Information by Subadviser.  The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

A.                                    the Subadviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B.                                    the Subadviser or the Company is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company;

C.  a controlling stockholder of the Subadviser or the portfolio manager of the Portfolio changes or there is otherwise an actual change in control or management of the Subadviser.

11.                               Provision of Certain Information by the Adviser.  The Adviser will promptly notify the Subadviser in writing of the occurrence of any of the following events:

A.                                    the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B.                                    the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company;

C.                                    a controlling stockholder of the Adviser changes or there is otherwise an actual change in control or management of the Adviser.

12.                               Termination of Agreement.  Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on 60 days’ prior written notice to the Subadviser.  This Agreement may also be terminated by the Adviser: (i) on at least 120 days’ prior written notice to the Subadviser, without the payment of any penalty; (ii) upon material breach by the Subadviser of any of the representations and warranties, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if the Subadviser becomes unable to discharge its duties and obligations under this Agreement.  The Subadviser may terminate this Agreement at any time, without the payment of any penalty, on at least 90 days’ prior notice to the Adviser.  This Agreement shall terminate automatically in the event of its assignment or upon termination of the Investment Management Agreement between the Company and the Adviser.

13.                               Amendment of Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of such approval.

14.                               Use of Names.

A.                                    It is understood that the name “Directed Services LLC” or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the Adviser or its affiliates, including but not limited to the mark “Voya™” (collectively, the “Voya Marks”) is the valuable property of the Adviser and/or its affiliates, and that the Sub-Adviser has the right to use such Voya Marks only with the prior written consent of the Adviser and only so long as the Subadviser is a sub-adviser to the Fund and/or the Series. In the event that the Subadviser is no longer the Subadviser to the Fund and/or the Series, or upon the termination of the Advisory Agreement between the Fund and the Adviser without its replacement with another agreement, or the earlier request of the Adviser, the Subadviser shall, as soon as is reasonably possible, discontinue all use of the Voya Marks.

B.                                    It is understood that the name “T. Rowe Price Associates, Inc.,” or any trademark, trade name, service mark, or logo, or any variation of such trademark, trade name, service mark, or logo of the Subadviser or its affiliates (collectively, the “T. Rowe Marks”) are the valuable property of the Subadviser and its affiliates and that the Fund and/or the Series have the right to use such T. Rowe Marks in the names of the Series and in offering materials of the Fund only with the approval of the Subadviser and only for so long as the Subadviser is a sub-adviser to the Fund and/or the Series. In the event that the Subadviser is no longer the Subadviser to the Fund and/or the Series, or upon the termination of the Advisory Agreement between the Fund and the Adviser without its replacement with another agreement, or the earlier request of the Subadviser, the Adviser shall, as soon as is reasonably possible, discontinue all use of the T. Rowe Marks.

15.                               Miscellaneous.

A.                                    Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof, and the 1940 Act.  To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.                                    Captions.  The Captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C.                                    Entire Agreement.  This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties concerning management of the Portfolio and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

D.                                    Interpretation.  Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation, By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

E.                                    Definitions.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the Act.  As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order.  Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

DIRECTED SERVICES LLC

By:	/s/ Todd Modic
Todd Modic
Vice President

T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Savonne Ferguson
Name:	Savonne Ferguson
Title:	Vice President

APPENDIX A

to

INVESTMENT SUBADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

T. ROWE PRICE ASSOCIATES, INC.

Portfolios(1), (2)	Annual Subadviser Fee
(as a percentage of average daily net assets)
VY® T. Rowe Price Diversified Mid Cap Growth Portfolio	0.50% on the first $250 million of assets; 0.45% on the next $500 million of assets; and 0.40% on assets over $750 million
VY® T. Rowe Price Growth Equity Portfolio

Assets up to $1 billion:
0.40% on the first $250 million of assets;
0.375% on the next $250 million; and
0.35% on the next $500 million, up to $1 billion;

When assets exceed $1 billion, the fee schedule resets as indicated below:
0.35% on the first $1 billion(3); and

0.325% on assets above $1 billion

(1)    The fees payable under this Subadvisory Agreement are subject to a group fee waiver.  For purposes of this fee waiver, the assets of the Portfolios will be aggregated with those of VY® T. Rowe Price Capital Appreciation Portfolio and VY® T. Rowe Price Equity Income Portfolio, and VY® T. Rowe Price International Stock Portfolio (the “VIT Portfolios”), each a series of Voya Investors Trust that is managed by an affiliate of the Adviser and sub-advised by the Sub-Adviser; for purposes of this waiver, the assets of the Portfolios will also be aggregated with those of Voya Multi-Manager International Equity Fund “Multi-Manager International Equity Fund”), a series of Voya Mutual Funds, that is managed by an affiliate of the Adviser and sub-advised by the Sub-Adviser.  Pursuant to the terms of a letter agreement between the Adviser and Sub-Adviser dated December 5, 2001, the fee waiver will be calculated based on the aggregate assets of the Portfolios, the VIT Portfolios, and Multi-Manager International Equity Fund as follows, and will be applied to any fees payable by a Portfolio.  Notwithstanding the reference to the fee waiver in this Appendix A, the terms of the letter agreement shall govern the fee waiver.

•                  Aggregate assets between $750 million and $1.5 billion = 5% discount

•                  Aggregate assets between $1.5 billion and $3.0 billion = 7.5% discount

•                  Aggregate assets greater than $3.0 billion = 10% discount

(2)    The subadviser fees for VY® T. Rowe Price Diversified Mid Cap Growth Portfolio and VY® T. Rowe Price Growth Equity Portfolio will be calculated on a monthly basis based on the average daily net assets for the month.  The transitional credit for VY® T. Rowe Price Growth Equity Portfolio will be calculated on a monthly basis based on the net assets on each day that the day’s net assets fall within the transitional credit range on that day.

(3)    When assets are below $1 billion, the breakpoints will reset to the asset weighted value of 0.40% on the first $250 million, 0.375% on the next $250 million, 0.35% on the next $500 million up, to $1 billion.

With respect to VY® T. Rowe Price Growth Equity Portfolio:

For VY® T. Rowe Price Growth Equity Portfolio (the “Growth Equity Portfolio”), the Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee once assets reach $1 billion.  The credit will apply at asset levels between approximately $946 million and $1 billion.

To accommodate circumstances where the Growth Equity Portfolio’s assets fall beneath $1 billion and to prevent a decline in the Growth Equity Portfolio’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule.  This credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the flat fee would be triggered, or (b) fall below a threshold of approximately $946 million, where the tiered fee schedule would be fully re-applied.

The credit is determined by prorating the difference between the tiered fee schedule and the flat fee schedule over the difference between $1 billion and the current portfolio size for billing purposes.  The credit would approach $187,500 annually when the Growth Equity Portfolio’s assets were close to $1 billion and fall to zero at approximately $946 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $946,428,571
$53,571,428	X $187,500